EXHIBIT 99.1

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News Release

CONTACTS: Media Ron Gruendl (412) 234-7157	Analysts Andy Clark (412) 234-4633	Don MacLeod (412) 234-5601	Corporate Affairs One Mellon Center Pittsburgh, PA 15258-0001

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FOR IMMEDIATE RELEASE

MELLON COMPLETES ACQUISITION OF UNIFI
—Mellon now becomes fourth-largest global provider of HR consulting and outsourcing services—

PITTSBURGH, January 4, 2002—Mellon Financial Corporation (NYSE: MEL) today announced it has completed its previously announced acquisition of Unifi Network, a subsidiary of PricewaterhouseCoopers (PwC). By combining Unifi's capabilities with its existing Buck Consultants and Mellon Employee Benefit Solutions (MEBS) businesses, Mellon becomes the fourth-largest global provider of human resources (HR) consulting and outsourcing services.

        "This transaction adds depth to the HR consulting side of our business and significantly increases our capabilities in the area of HR outsourcing, which is projected to be the fastest-growing segment of HR services," said Steven G. Elliott, Mellon senior vice chairman. "Studies indicate that as more organizations seek to improve their own processes and better focus on their core competencies, they outsource their non-core activities and functions, such as those that are HR-related."

        Unifi, which had $351 million in revenue for the fiscal year ending June 2001, was created through the 1998 merger of Coopers & Lybrand and Price Waterhouse, and also includes professionals from the former Kwasha Lipton. Its HR outsourcing business, comprising about 2,100 employees, has become part of MEBS, and its approximately 400-member HR consulting business has become part of Buck. Based in Fort Lee, N.J., Unifi also maintains offices in the New York Metropolitan area, as well as in Atlanta; Boston; Chicago; Cary, N.C.; Dallas; Los Angeles; Minneapolis; San Francisco; and Westport, Conn.

        This acquisition further enhances Buck's world-class umbrella of services. Buck, a global leader in HR consulting, specializes in the strategy, process, systems and finance of human resources. With some 5,000 client relationships, Buck has professionals in more than 50 offices in 16 countries that customize consulting services to help ensure the health and welfare of an estimated 10 million active and retired employees.

        An emerging leader in the area of HR outsourcing, MEBS continues to build on its advanced technology to administer benefits plans and other services such as compensation, payroll and performance management. With Unifi's best-in-class outsourcing systems, processes and procedures, MEBS' clients will be able to benefit from broader services and efficiencies. Headquartered in the New York Metropolitan Region, MEBS has client service locations in Everett, Mass.; Fort Wayne, Ind.; Pittsburgh; San Diego; Secaucus, N.J.; and Uniondale, N.Y. MEBS currently administers and services nearly 1,500 defined contribution and defined benefit plans and health and welfare programs.

-more-

Mellon Completed Unifi Acquisition

January 4, 2002

        Mellon Financial Corporation is a global financial services company. Headquartered in Pittsburgh, Mellon is one of the world's leading providers of financial services for affluent individuals and institutions and corporations, providing private wealth management, institutional asset management, mutual funds, trust and custody, human resources consulting and outsourcing services, investor services and cash management. Mellon has more than $2.6 trillion in assets under management, administration or custody, including more than $545 billion under management. Its asset management companies include The Dreyfus Corporation and U.K.-based Newton Investment Management.

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